U-Haul Promotes Kristine Campbell to Role of General Counsel

Campbell will replace Larry De Respino, who is retiring in May after 18 years as U-Haul GC

PHOENIX (March 22, 2023) — U-Haul® has announced Kristine Campbell will become its new General Counsel beginning on May 12, following Larry De Respino’s decision to retire after 18 years in that role.

U-Haul is in its 78th year of operations as the industry leader in moving and self-storage, and has been headquartered in Phoenix since 1967.

Campbell joined the U-Haul Legal team in 2011. She served as Assistant General Counsel under De Respino for nine years and has been Director of Litigation since 2020.

“I’m honored and excited for this challenge,” Campbell stated. “I want to continue our pursuit of representing U-Haul in the best and strongest way possible in the legal arena. I’m also motivated to grow U-Haul Legal’s relationships with Team Members across our network, fostering open communication with the field teams caring for our customers, as well as our many departments here at corporate headquarters.”

Campbell received her law degree from Brooklyn Law School in 2003 and her undergraduate degree from Connecticut College. Prior to joining U-Haul, Campbell was a member of the class action legal team at Greenberg Traurig LLP in Phoenix.

An Arizona native, Campbell resides in Phoenix with her husband Ed and children Henry (15) and Scarlett (12).

“Kristine has many years of U-Haul know-how that will serve her well in this new role,” U-Haul CEO Joe Shoen stated. “She has my total confidence to continue building on the successes that Larry and the legal team have achieved.

“I’d also like to thank Larry for his 23 years of U-Haul service. For the last 18 years as General Counsel, Larry has protected the Company and provided consistent, sound counsel that has advanced our objectives.”

De Respino received his law degree from Vanderbilt University in 1987 and his undergraduate degree from Amherst College. He joined the U-Haul Legal team in 2000, was appointed Director of Litigation in 2002, and became General Counsel in 2005. Prior to joining U-Haul, De Respino was a litigation partner at Streich Lang (now Quarles & Brady LLP) in Phoenix.

He noted U-Haul Legal will be in good hands moving forward.

“Kristine is a tenacious advocate for the Company and U-Haul customers,” De Respino stated. “She is a natural leader who is well respected by her peers and fellow Team Members. She approaches her job with thoughtfulness, diligence, and a high level of competence. She’s a creative thinker who attacks issues and challenges with a can-do attitude.”

About U-HAUL

Founded in 1945, U-Haul is the No. 1 choice of do-it-yourself movers, with a network of more than 23,000 locations across all 50 states and 10 Canadian provinces. U-Haul Truck Share 24/7 offers secure access to U-Haul trucks every hour of every day through the customer dispatch option on their smartphones and our proprietary Live Verify technology. Our customers' patronage has enabled the U-Haul fleet to grow to approximately 186,000 trucks, 128,000 trailers and 46,000 towing devices. U-Haul is the third largest self-storage operator in North America and offers 934,000 rentable storage units and 79.7 million square feet of self-storage space at owned and managed facilities. U-Haul is the largest retailer of propane in the U.S., and continues to be the largest installer of permanent trailer hitches in the automotive aftermarket industry. U-Haul has been recognized repeatedly as a leading “Best for Vets” employer and was recently named one of the 15 Healthiest Workplaces in America.

Contact:

Jeff Lockridge

Sebastien Reyes

E-mail: publicrelations@uhaul.com

Phone: 602-760-4941

Website: uhaul.com